Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Brian M. Hall, CFO
Phone: (574) 535-1125
E Mail: LCII@lci1.com

LCI INDUSTRIES ANNOUNCES RETIREMENT OF JOHN B. LOWE, JR. FROM BOARD OF DIRECTORS

Elkhart, Indiana - March 12, 2018 - LCI Industries (NYSE: LCII), a supplier of components for the leading original equipment manufacturers (“OEMs”) of recreational vehicles (“RVs”) and adjacent industries, and the related aftermarkets of those industries, today announced the retirement of John "Jack" B. Lowe, Jr. from the Company's Board of Directors following the completion of his current term.

Lowe, 78, joined LCI's Board in 2005. In addition to his service with LCI, Lowe served as Chairman and CEO of TDIndustries, Inc., a national mechanical/electrical/plumbing construction and facility service company, and as director and Chairman of the Board of Zale Corporation, a publicly-owned specialty retailer of fine jewelry. Lowe also serves as a director of KDC Platform, LLC, a real estate development company. He brought extensive experience with respect to corporate management and leadership, management development, strategic planning, compensation and governance matters, social responsibility organizations, as well as significant experience from serving on the boards of directors for both public and private companies.

"We are sincerely grateful to Jack for his 13 years of service to LCI Industries" said Jim Gero, Chairman of LCI Industries’ Board of Directors. "We will miss Jack on the Board as he contributed greatly toward the Company's growth during his tenure. His guidance on human resources and leadership skills were invaluable to the Company's success."

About LCI Industries

From over 65 manufacturing and distribution facilities located throughout the United States and in Canada, Ireland, Italy, and the United Kingdom, LCI Industries, through its wholly-owned subsidiary, Lippert Components Inc., supplies, domestically and internationally, a broad array of components for the leading original equipment manufacturers of recreational vehicles; buses; trailers used to haul boats, livestock, equipment, and other cargo; trucks; pontoon boats; trains; manufactured homes; and modular housing. The Company also supplies components to the related aftermarkets of these industries primarily by selling to retail dealers, wholesale distributors, and service centers. LCI’s products include steel chassis and related components; axles and suspension solutions; slide-out mechanisms and solutions; thermoformed bath, kitchen, and other products; vinyl, aluminum, and frameless windows; manual, electric, and hydraulic stabilizer and leveling systems; furniture and mattresses; entry, luggage, patio, and ramp doors; electric and manual entry steps; awnings and awning accessories; electronic components; televisions and sound systems; navigation systems; backup cameras; appliances; and other accessories. Additional information about LCI and its products can be found at www.lci1.com.

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